EXHIBIT 10.2

As of January 10, 2008

Platinum Studios
11400 West Olympic Blvd.
14th Flr.
Los Angeles, CA 90064
ATTN:  Scott Rosenberg

RE:           "DEAD OF NIGHT"

Gentlemen:

Reference is made to the agreement, dated as of January 10, 2008, between Platinum Studios ("Platinum") and Hyde Park Entertainment, Inc. ("HPE") (the "Agreement") with respect to the proposed theatrical motion picture presently entitled "DEAD OF NIGHT" (the "Picture").

Notwithstanding anything to the contrary in Paragraph 7 of the Agreement, Platinum and HPE have agreed that all the Interactive Software Game Rights (as defined in Exhibit "B" to the Agreement) and the Picture-Related Merchandising Rights (as defined in Exhibit "B" to the Agreement") shall be owned and controlled jointly by HPE and Platinum, and HPE and Platinum shall mutually agree upon how such rights are to be exploited.  On the condition that the production lender agrees to the following "separate pot", all revenues from the exploitation of the Picture-Related Merchandising Rights and the Interactive Software Game Rights shall be shared 50/50 between HPE and Platinum, with any third party payments (e.g., artist royalties) coming off the top.  The revenues from the Picture-Related Merchandising Rights and the Interactive Software Game Rights shall not be crossed with the revenues from the Picture or any Subsequent Production or any Sequential Production.  If the production lender for the Picture or any Subsequent Production or Sequential Production, as applicable,  does not agree to the foregoing, then all such revenues shall go into the "pot" referred to in Paragraph 6(c) of the Agreement and be accounted for as provided for therein.  The rights of HPE set forth in this paragraph shall continue beyond and shall not be cut off after the End Date (as defined in the Agreement).

HPE and Platinum acknowledge that as part of the financing of the Picture, Brash Entertainment ("Brash") may become an equity investor by the purchase of the electronic gaming rights to the Picture of an equity investment of US$2 million or more.  HPE and Platinum acknowledge that to the extent the Brash equity investment is not used for purposes of financing the costs of the Picture, then any excess, if any, shall go into the Interactive Software Game rights "pot" with the revenues split as indicated above.  For example, if the Brash equity investment is $2 million and $1.75 million of this amount is needed to finance the production of the Picture, only the additional $250,000 would go into the separate "pot".

As set forth in the Agreement, as part of Platinum's Reserved Rights, Platinum will control all generic property licensing and merchandising rights ("Generic Rights"), but until the End Date (as defined in the Agreement), as it may be extended, HPE shall receive fifty percent (50%) of the Net Revenues derived therefrom.  For purposes of the foregoing, "Net Revenues" shall mean all revenues derived from the licensing and other exploitation of the Generic Rights after deduction of  a ten percent (10%) administration/distribution fee to Platinum and all third party royalties and similar creative participations.

If the foregoing accurately sets forth our understanding, please so indicate by signing below.

Very truly yours,

HYDE PARK ENTERTAINMENT, INC.

By:	/s/ Ashok Amritraj
Chairman

AGREED TO AND ACCEPTED:

PLATINUM STUDIOS

By	/s/Scott Mitchell Rosenberg

8129.119 DN/kkm
May 13, 2008 418499.6

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